Exhibit 10.1
AMENDMENT NO. 1
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of December 5, 2005, by and between METRETEK TECHNOLOGIES, INC., a Delaware corporation (the “Corporation”), and W. PHILLIP MARCUM (“Officer”).
Recitals
     WHEREAS, the Corporation and Officer have previously entered into that certain Amended and Restated Employment Agreement, dated as of November 1, 2004 (as the same may hereafter be amended or otherwise modified from time to time, the “Employment Agreement”); and
     WHEREAS, the Corporation and Officer now desire to amend the Employment Agreement in order to modify the severance package of Officer upon the termination of Officer’s employment with the Corporation;
Agreement
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     Section 1. Amendments to Employment Agreement. Effective as of the date hereof, the Employment Agreement shall be amended as provided in this Section 1.
          (a) Amendments to Sections 2.2 through 2.8. Sections 2.2 through 2.8 of the Employment Agreement are hereby amended to read in their entirety as follows:
“2.2 Death. Officer’s employment hereunder shall automatically terminate upon his death, and the Corporation shall pay to his designated beneficiaries (or, if none, to his estate) the pro rata portion of his Base Salary and all other accrued and vested but unpaid compensation through the date of his death, plus an amount equal to the Severance Amount (as such term is defined below) computed and payable as provided in Section 2.12.
2.3 Disability. The Corporation shall have the right, in its sole discretion, to terminate Officer’s employment hereunder in the event of Officer’s “Disability” upon giving at least 30 days written notice to Officer of its intention to terminate Officer’s employment. In such event, the Corporation shall pay to Officer the pro rata portion of his Base Salary and all other accrued and vested but unpaid compensation through the date of termination, plus an amount equal to the Severance Amount computed and payable as provided in Section 2.12. For purposes of this Agreement,

“Disability” means the physical or mental inability of Officer, due to illness, accident or other incapacity, to effectively perform the essential functions of his duties hereunder for any period of 90 consecutive days, or 180 days during any twelve-month period, or which results from an incapacity determined to be total and permanent as determined by an independent physician selected by the Company.
2.4 By the Corporation for Cause. The Corporation shall have the right, in its sole discretion, to terminate Officer’s employment hereunder at any time for “Cause” immediately upon giving written notice of termination to Officer. Upon his termination for Cause, Officer shall be entitled to receive only the accrued but unpaid portion of his Base Salary through the date of termination, plus any accrued and vested but unpaid bonuses and other compensation as of such date, but Officer shall not be entitled to any other bonus or incentive compensation for the fiscal year in which he was terminated. In addition, any unvested portion of any option to purchase shares of common stock, par value $.01 per share, of the Corporation (the “Stock Options”) shall expire without vesting. Officer shall have no right to receive any other or further compensation or benefits. For purposes of this Agreement, “Cause” means only the following:
     (a) The failure or refusal by Officer to perform any of his duties hereunder, or the breach by Officer of any of his obligations, covenants, representations, warranties or acknowledgments hereunder, which failure, refusal or breach remains unremedied or uncured for a period of twenty (20) business days after specific written notice thereof is given to Officer by the Board or the Chairman;
     (b) Any act of dishonesty, disloyalty, insubordination, fraud, breach of fiduciary duty or bad faith by Officer that is materially detrimental to the Corporation or that results in substantial personal enrichment of Officer; or
     (c) The conviction of Officer, or the entering of a guilty plea or a plea of no contest by Officer with respect to (i) a felony, or (ii) a misdemeanor that involves theft, fraud or dishonesty, results in Officer’s imprisonment or impairs Officer’s ability to perform his duties hereunder or damages the reputation or business of the Company.
2.5 By the Corporation Without Cause. The Corporation shall have the right, in its sole discretion, to terminate Officer’s employment hereunder at any time effective upon the giving of written notice of such termination to Officer (or at such later date as the notice provides). In such event, Officer shall be entitled to receive the following: (a) all amounts of the Base Salary and any bonuses and other earned but unpaid compensation that are earned, accrued or vested but unpaid through the date of termination; (b) an amount equal to the Severance Amount, computed and payable as provided in Section 2.12; and (c) any rights and benefits of any of the employee benefits earned, accrued or vested (including under any plans in which he was participating) as of the date of such termination, subject to the terms and conditions of such plans and benefits, but Officer shall not attain vested status in any plans or benefits in which he is not vested on the date of termination.
2.7 Termination by Officer. Officer agrees not to voluntarily terminate his employment hereunder except by giving at least sixty (60) days written notice to the Company, except as provided in Section 2.8. Upon such voluntary termination by Officer, Officer shall be entitled to receive the following: (a) the accrued but unpaid portion of his Base Salary and any bonuses and other compensation that are earned, accrued or vested but unpaid through the date of termination; (b) an amount equal to the Severance Amount, computed and payable as provided in Section 2.12; and (c) any rights and benefits of any of the employee benefits earned, accrued or vested (including under any plans in which he was participating) as of the date of such termination, subject to the terms and conditions of such plans and benefits, but Officer shall not attain vested status in any plans or benefits in which he is not vested on the date of termination.
2.8 Compensation Upon Termination of Employment Following a Change in Control.
     (a) Amount of Compensation. If, during the Employment Term, a “Change in Control” (as defined below) of either the Corporation or Metretek occurs, and within three years after such date the Corporation shall terminate Officer’s employment without “Cause” or the employment of Officer shall be terminated by Officer for “Good Reason” (as defined in below), then:
          (i) The Corporation shall pay to Officer in a lump sum in cash within 30 days after the date of termination the aggregate of the following amounts:
               (A) To the extent not theretofore paid, the Base Salary through the date of termination at the rate in effect on the date the notice of termination was given along with any earned but unpaid bonuses or other compensation; and
               (B) the Severance Amount; and
               (C) In the case of compensation previously deferred by Officer, all amounts of such compensation previously deferred and not yet paid by the Company; and
          (ii) The Corporation shall, promptly upon submission by Officer of supporting documentation, pay or reimburse to Officer all costs and expenses paid or incurred by Officer prior to the date of termination which would have been payable under this Agreement if Officer’s employment had not terminated; and
          (iii) For a period of two years from the date of termination, Officer and his family shall be permitted to continue to participate in all life, accidental death, disability, medical, dental and other insurance plans of the Company. If, despite the provisions of this Section 2.8, benefits shall not be available under any of such plans because Officer is no longer an employee of the Company, then the Corporation itself shall, to the extent necessary, pay or provide for payment of benefits to Officer and/or Officer’s family, or where applicable, pay or provide to Officer and/or Officer’s family the difference between the benefits payable pursuant to this Section 2.8 and the benefits actually payable pursuant to the terms of such plans, in each case at the time such payments would be payable pursuant to the terms of such plans, programs and policies.
          (b) Definition of Change in Control. For the purpose of this Agreement, a “Change in Control” of the shall be deemed to have occurred only if:
               (i) Any person or group (as such terms are used in Sections 13 (d) (3) and 14 (d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) acquires the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of the Corporation’s then outstanding voting securities entitled to vote generally in the election of directors of the Corporation; provided, however, that the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Corporation (excluding an acquisition by virtue of the exercise of a conversion privilege), (II) any acquisition by the Corporation or any subsidiary of the Corporation, or (III) any acquisition by any employee benefit plan (or related trust) for employees or any subsidiary of the Corporation; or
               (ii) Individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the “Board” generally, and as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least three-fifths of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such individual were a member of the Incumbent Board; or
               (iii) Approval by the Corporation of a reorganization, merger, combination, or consolidation, in each case, unless, following such reorganization, merger, combination, or consolidation, (A) more than 50% of, respectively, the then outstanding shares of common stock of the corporation or other entity resulting from such reorganization, merger, combination or consolidation and the aggregate voting power of the then outstanding voting securities of the resulting corporation or other entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock and outstanding voting securities of the Corporation immediately prior to such reorganization, merger, combination, or consolidation, in substantially the same proportion as their ownership immediately prior to such reorganization, merger, combination, or consolidation, and (B) at least a majority of the members of the board of directors of the corporation or other entity resulting from such reorganization, merger, combination or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, combination or consolidation; or

               (iv) Approval by the Corporation of the sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation or other entity with respect to which following such sale or other disposition the conditions described in clauses (A) and (B) of Section 2.8(b)(iii) are satisfied.
          (c) Definition of Good Reason. For purposes of this Agreement, “Good Reason” means:
               (i) (A) The assignment to Officer of any position, authority, duties or responsibilities inconsistent in any respect with Officer’s position (including, without limitation, status, offices, title and reporting requirements), authority, duties or responsibilities, prior to the Change in Control, or (B) any other action by the Corporation which results in a diminution in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Corporation promptly after receipt of notice thereof given by Officer;
               (ii) Any reduction in Officer’s Base Salary or in the extent of Officer’s entitlement to the employee benefits, expenses, fringe benefits or perquisites referred to in Section 3;
               (iii) The Corporation’s requiring Officer to be based at an office location or to maintain his personal residence other than where it is on the date of the Change in Control;
               (iv) The failure of the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Agreement;
               (v) The imposition on Officer of business travel obligations substantially greater than his business travel obligations during the fiscal year prior to the Change in Control;
               (vi) Any purported termination by the Corporation of Officer’s employment other than as expressly permitted by this Agreement; or
               (vii) Any other failure by the Corporation to comply with any provision of this Agreement, other than an insubstantial and inadvertent failure which is remedied by the Corporation promptly after receipt of notice thereof given by Officer.”
          (b) Additions of Sections 2.9 through 2.12. Sections 2.9 through 2.12 shall be added to the Employment Agreement to read in their entirety as follows:
“2.9 Expiration of Employment Term. In the event of the expiration of the Employment Term (including any renewal or extension period hereunder) without further renewal or extension, Officer shall be entitled to receive (a) all amounts of the Base Salary and any bonuses and other compensation earned, accrued or vested but unpaid through the date of expiration, (b) the Severance Amount, computed and payable as provided in Section 2.12, and (c) any rights and benefits of any of the employee benefits earned, accrued or vested (including under any plans in which he was participating) as of the date of such termination, subject to the terms and conditions of such plans and benefits, but Officer shall not attain vested status in any plans or benefits in which he is not vested on the date of termination.
2.10 No Further Obligation to Officer. The payments and benefits (if any) required to be made or provided to Officer pursuant to this Section 2 shall be in full and complete satisfaction of, and shall constitute the full settlement and release of the Corporation by Officer with regard to, all obligations of the Corporation owed to Officer pursuant to this Agreement. After the date of termination of Officer’s employment hereunder, the Corporation shall have no further obligations to Officer under this Agreement except as otherwise set forth herein.
2.11 Survival of Officer’s Obligations. Notwithstanding the termination of this Agreement by either party hereto for any reason, the obligations of Officer under Section 6 and the other provisions thereof shall survive the termination or expiration of this Agreement or Officer’s employment hereunder and shall remain in full force and effect for the period provided therein.
2.12 Computation and Payment of Severance Amount. For purposes of this Agreement, the term “Severance Amount” shall mean an amount equal to three (3) times the sum of the following: (i) the Base Salary of Officer as in effect on the date Officer’s employment terminates, plus (ii) the average of bonus awarded to Officer for the three fiscal years of the Corporation immediately preceding the fiscal year in which Officer’s employment is terminated (or, if the average bonus is greater, for the last three fiscal years of the Corporation including the fiscal year in which Officer’s employment is terminated). The Severance Amount shall be payable in approximately equal installments in accordance with the Company’s customary payroll practices over the six (6) years following the termination of Officer’s employment hereunder.”
          (c) Deletion of Section 3.4. Section 3.4 of the Employment Agreement shall be deleted in its entirety.
     Section 2. Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect in all respects in accordance with its terms, and any reference to the Employment Agreement from and after the date hereof shall be deemed to be a reference to the Employment Agreement as modified by this Amendment.
     Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Colorado.
     Section 4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, this Amendment No. 1 to Amended and Restated Employment Agreement has been duly executed and delivered by or on behalf of the undersigned as of the date first written above.

CORPORATION: METRETEK TECHNOLOGIES , INC.
By:	/s/ A. Bradley Gabbard
A. Bradley Gabbard, Executive Vice Pres.

Attest:
/s/ Basil M. Briggs
Basil M. Briggs, Chairman, Compensation
Committee of the Board of Directors

OFFICER:
/s/ W. Phillip Marcum
W. Phillip Marcum